Exhibit 10.10

SHANGHAI PUDONG DEVELOPMENT BANK
SHORT-TERM LOAN AGREEMENT
(English Translation)

No. 26092006280054

Borrower:	Henan Gengsheng Refractories Co., Ltd
Legal Address:	No.88, Dayugou Town, Gongyi City
Mailing Address:	As Above

Lender:	Wenhua Road Sub-branch, Zhengzhou Branch, Shanghai Pudong Development Bank
Address:	No.91, Wenhua Road

According to applicable laws and regulations of the People's Republic of China (the "PRC"), the Borrower and Lender hereby enter into this agreement pursuant to Borrower's application to Lender for a short term loan (the "Loan").

Article1 the Loan

1.1.  Type of currency: RMB. Maximum Loan Amount Limit is (in full character): Ten Million exactly. It is taken the accounting vouchers produced by the lender though the business operation as the effective certificate of the borrower’s obligation.

1.2.  Loan term: One year. June 9, 2006 through June 8, 2007.

1.3.  The Loan under this Loan Contract shall be solely for short-term working capital use. Borrower shall not use the funds under this Loan Contract for any other purpose.

Article2 Interest Rate and Interest Calculation

2.1  The loan interest rate in this contract:

(1) If the type of currency is RMB, the monthly interest rate on loan is 4.875‰;

(2) If the type of currency is foreign currency, the monthly interest rate on load is__(Fluctuate on__ months basis).

2.2  The loan interest rate is based on 360 days in a year. It is calculated and received as the actual withdraw amount and outstanding days from withdraw date.

2.3  Repayment of interest under this Loan Contract is to be calculated per month or per quarter. If it is the foreign currency loan, maturity date should include the day the Loan under this contract expires. The borrower should pay the due interest to the Lender on the maturity day, and Borrower hereby irrevocably authorizes Lender, on the Lender's own initiative, to withdraw interest from Borrower's deposit account with the Shanghai Pudong Development Bank.

(1) The payment date is the 20th day of each month in calendar year.

Article 3 Release of funds and Repayment

3.1 Unless following preconditions are satisfied, the Lender does not have to provide the loan under this contract.

(1)   For each withdrawal of fund, the Borrower shall fill in a loan certificate and submit the related files and materials required by the Lender.

(2)   Borrower has completed procedures related to the loan such as obtaining government permits, approvals, registration and other legally-required procedures. In addition, notarization of this contract has been finished.

(3)   If the loan in this contract is secured, legally-required procedures such as notarization and/or perfection has been finished as required by the Lender, and the guarantee continues effectively.

(4)   Any default events defined under Article 7 do not happen.

3.2

(1) The Borrower should:

Borrower may apply for withdrawal of funds through several installments. However, each time Borrower must submit the application to Lender at least 3 banking days in advance.

Installment Date	Withdraw Amount
__________	___ Type of Currency	___ (Amount in Full Characters)
__________	___ Type of Currency	___ (Amount in Full Characters)
__________	___ Type of Currency	___ (Amount in Full Characters)
__________	___ Type of Currency	___ (Amount in Full Characters)
__________	___ Type of Currency	___ (Amount in Full Characters)

Or

The Borrower may submit the whole withdrawal of funds application to Lender at least 3 banking days in advance after the date of meeting all the preconditions provided in this contract.

(2) The Lender should release the funds in time once the Borrower has met all the preconditions provided in this contract and finished all the withdrawal procedures described above.

3.3   If the Borrower fails to withdraw the funds according to provisions described above, the Lender has the right to cancel the remaining part. The Borrower is not allowed to withdraw the rest of funds without the Lender’s consent.

3.4  The Borrower shall repay the principal and interest under this Loan Contract in full on the due date. The borrower hereby irrevocably authorizes Lender, on the Lender's own initiative, to withdraw funds from Borrower's deposit account with the Shanghai Pudong Development Bank.

3.5   The borrower may prepay the Loan upon the consent of Lender.

Article 4 Representations and Warranties

The Borrower makes following representations and warranties to Lender upon the execution of this contract and valid until the termination of this contract.

4.1   The Borrower is registered as enterprise legal person according to applicable Chinese laws, which has independent legal status and owns its assets without third-party claims and has civil capacity and takes external civil liabilities independently.

4.2   The Borrower authorizes representative to sign this contract. Each provision in this contract is the true expression of the Borrower and has the legal force against the Borrower.

4.3   The execution and implementation of this contract by the Borrower should not violate any laws, regulations, rules, decisions and rulings that the Borrow should comply with, and not conflict with the Borrower’s articles of association, any signed contract and agreement or any other obligation.

4.4   The Borrower undertakes that all the financial statements provided are in compliance with relevant Chinese laws and regulations and truly and fairly reflects the financial situation of the Borrower. All documents and information referred in this contract are true, effective, complete, accurate and unreserved.

4.5   The Borrower does not omit from disclosing any ongoing and pending lawsuit, arbitration, administrative procedure or other significant adverse effect events, which may affect the execution and implementation of this contract.

Article 5 Covenants

The parties agree to the follows with respect to the loan period:

5.1   The Borrower undertakes to operate in accordance with law, and use the loan according to provision of 1.3 of this contract, and will cooperate with Lender on the review and inspection of the use of the funds borrowed under this Loan Contract and of the business condition of Borrower, and that it will promptly provide all financial statements and related materials needed by Lender.

5.2   Unless Borrower provides notice in writing to Lender in advance and obtains Lender's consent, Borrower shall not, before paying off the principal and interest, engage in sub-contracting, leasing, equity restructuring, pooling, consolidating, merging, splitting, joint investment, capital transferring, filing for restructuring, filing for dissolution, filing for bankruptcy, and any other actions which may affect the realization of Lender's rights.

5.3   Borrower undertakes not to amend significantly about its articles of association and business scope, to lease, transfer or otherwise dispose of all or part of its assets and to provide a guaranty to a third party, which will have a material adverse effect on its financial position or its ability to perform its obligations under this Loan Contract without the written consent with the Lender.

5.4   The Borrower undertakes not to pay off subordinated loans first. In addition, the Borrower would not enter into any contract or agreement that makes loans contemplated by this contract into the subordinate position.

5.5   Borrower shall repay principal and interest in the currency provided in Article 1.1 above. In the event that the guarantor pays off loans in different kind of currency, the Borrower undertakes to exchange the fund from the guarantor into the currency provided in Article 1.1 through foreign exchange, foreign exchange swap or foreign exchange settlement and sales promptly in order to repay the principal and interest. The Borrower is responsible for the relevant fees incurred.

5.6   The borrower undertakes to provide other new guaranty accepted by the Lender promptly upon occurrence or anticipated occurrence of the event which imposes material adverse effect on the financial condition and ability to implement the guarantee duty by the guarantor.

5.7   The Borrower undertakes to inform the Lender following items: (1) Inform the Lender in writing within three days once knowing the occurrence of events of default under Article 7, or the fact which may possibly become the event of default. (2) The Borrower should inform the Lender in writing within 3 days from the date that the material adverse events listed in Article 4.5 of this contract once happen. (3) The Borrower should inform the Lender in writing 10 days in advance if there are any change of ts legal representative, authorized deputy and changes in mailing address, name of enterprise or material changes in its finances and personnel.

5.8   The Lender is entitled to take measures under Article 8.1 once it finds the matters listed in Article 4.5 occur which shall affect the implementation of obligation of Borrower.

Article 6 Liability Guaranty

6.1   The loan principle, interest, penalty and relevant fees are guaranteed by the guarantor for the Borrower to the Lender (The guaranty contract is signed separately).

(1) Zhengzhou Jinyuan Flour Products Co., Ltd (Guarantor) provides guaranty. Guaranty Contract number is 760920006280054.

(2)_____________/____________(mortgagor) provides____/____(guarantee) mortgage guaranty. Mortgage Contract number is___/_____.

(3) _____________/_____________(pledge) provides____/___(pledge) pledge guaranty. Pledge Contract number is___/_____.

Article 7 Events of Default

7.1   Any of the following events shall be considered as a default to this contract of Borrower:

(1)   The Borrower fails to pay full or part of due principal or interest and relevant fees.

(2)   The Borrower breaches the representations and warranties under Article 4, or the representations and warranties are not true, accurate or complete.

(3)   The Borrower breaches warranties under Article 5.

(4)   The Borrower’s repayment obligation under this contract is declared to be due ahead of scheduled because of the breach of other loan contracts and agreements to which the Borrower is a party

(5)   The investor of the Borrower transfers the asset or conveys the equities without notification.

(6)   The Guarantor does not have the guaranty ability corresponding to the loan, or the Guarantor is expected to have no such ability in future. Or the Guarantor is in the breach of the signed guaranty document.

(7)   The Borrower violates other provisions (other than this one) in this contract.

7.2   The Lender defaults if it does not provide the loan to the Borrower contemplated by Article 3.2(2) in this contract, provided, however there is no default as described under Article 7.1.

Article 8 Default Liability

8.1   The Lender could take the circumstances into consideration and take one or several following measures to deal with if one or several of the events of default descried in Article 7 arise.

(1)   Declares the principle under this contract matures ahead of scheduled time immediately and payment of all the outstanding principal and accrued interest. In addition, the Lender may request for the repayment through various ways from the Guarantor or the Borrower.

(2)   Imposes default interest rate on overdue loans and abused loans and calculates in compound interest rate. The default interest rate for a RMB loan is calculated according to the regulations of the People’s Bank of China. The default interest rate for a foreign exchange loan shall be 20% above the original interest rate.

(3)   Be able to withdraw from the Borrower’s part of all of the deposit accounts with every operational office with Shanghai Pudong Development Bank.

(4)   Cancels unused loan amount of the Borrower.

(5)   Asks for other guaranty from the Borrower agreed by the Lender.

(6)   Other necessary measures stipulated by law.

Under this condition, the Borrower agrees to give up the right of unconditional defense and remedy all the loss of the Lender due to the default.

8.2   If the default behavior as described in Article 7.2 occurs, the Lender is responsible only for the actual loss that the Borrower suffers in order to obtain an alternative loan in financial market, which is the interest difference between the loans from financial market and loans from the Lender contemplated by this agreement.

Article 9 Other Clauses

9.1   If the contract is in a breach of related laws, regulations and rules after it goes into effect, the two parties should amend it through negotiation and enter into supplemental agreement.

9.2   This contract is governed by laws of People’s Republic of China. Any dispute concerning this laon agreement shall be submitted to the jurisdiction of the local people's court where Lender is located.

9.3   This loan agreement shall become effective upon signature and the affixing of the official seals of both parties. It shall terminate when all the outstanding principle and interest under this contract are paid off.

9.4   The loan application, loan voucher, corresponding guaranty contract documents and related documents and materials are inseparable components of this loan agreement and have the same law effect as this contract.

9.5   This Loan Contract has two originals, which are identical to each other, with each of the parties holding one copy. There are several duplicates for future reference.

Borrower:	Lender:
Henan Gengsheng Refractories Co., Ltd		Wenhua Road Sub-branch, Zhengzhou Branch,
Shanghai Pudong Development Bank

(Official Seal)		(Official Seal)

/s/Shunqing ZHANG

Date: June 9, 2006